Exhibit (a)(1)(v)

                              BCM ACQUISITION CORP.

                           OFFER TO PURCHASE FOR CASH
                      ALL OF THE OUTSTANDING COMMON SHARES
                              OF RSI HOLDINGS, INC.
                   AT A PURCHASE PRICE OF $0.10 NET PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 11, 2005, UNLESS THE TENDER OFFER IS EXTENDED.

                                January 28, 2005
To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated January 28, 2005 and the related Letter of Transmittal in connection with the offer by BCM Acquisition Corp., a South Carolina corporation (the "Offeror"), to purchase all of the outstanding common shares, par value $0.01 per share (the "Shares"), of RSI Holdings, Inc., a North Carolina corporation ("RSI"), at $0.10 net per share in cash, without interest, upon the terms and conditions set forth in the Offer to Purchase (the "Offer to Purchase"). We have also enclosed, at RSI's request, RSI's Solicitation/Recommendation Statement on Schedule 14D-9.

RSI EFFECTED A THREE-TO-ONE REVERSE STOCK SPLIT IN 2002. PLEASE NOTE THAT THE $0.10 PRICE PER SHARE IN THE OFFER IS ON A POST-SPLIT BASIS - EACH PRE-SPLIT SHARE OF RSI'S COMMON STOCK TENDERED IN THE OFFER WOULD BE ENTITLED TO ONLY ONE-THIRD OF THE $0.10 PRICE.

The offer is being made upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the related Letter of Transmittal, which, as amended from time to time, together constitute the offer (the "Offer").

WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD FOR YOUR ACCOUNT. ACCORDINGLY, A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

The Offeror will pay the purchase price for all Shares validly tendered and not withdrawn, subject to the conditions set forth in the Offer to Purchase. The Offeror will return at its own expense all shares that are not, for whatever reason, purchased pursuant to the Offer.

We request instructions as to whether you wish us to tender the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is invited to the following:

1. You may tender shares at the price per share of $0.10 net to you in cash, without interest.

2. The Offer is for all of the outstanding Shares.

3. The Offer is conditioned upon, among other things, there being validly tendered and not validly withdrawn prior to the Expiration Date (as defined below) a sufficient number of Shares so that, after the purchase of the Shares pursuant to the Offer and contribution of Shares to BCM by the Mickel siblings as described in the section of the Offer to Purchase entitled "The Offer - Contribution of Mickel Shares", BCM would own at least 90% of the voting securities of RSI.

4. The Offer period and withdrawal rights will expire at 5:00 p.m., New York City Time, on March 11, 2005 unless the Offer is extended (as it may be extended, the "Expiration Date").

5. Your instructions to us should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

6. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions or solicitation fees. Any stock transfer taxes applicable to the purchase of Shares by the Offeror pursuant to the Offer will be paid by the Offeror, except as otherwise provided in the instructions to the Letter of Transmittal. However, federal income tax backup withholding (currently 28%), may be required, unless an exemption is provided or unless the required taxpayer identification information is provided.

If you wish to have us tender Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase, please instruct us by completing, executing and returning to us the attached Instruction Form. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all Shares will be tendered unless otherwise specified. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

The Offer is for all outstanding Shares of RSI. This Offer is not being made to, nor will any tender of Shares be accepted from or on behalf of, stockholders in any jurisdiction in which the making of this Offer or the acceptance of any tender of Shares would not be in compliance with the laws of such jurisdiction. However, the Offeror may, at its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.

                                INSTRUCTION FORM

                        Instructions with Respect to the
         Offer to Purchase for Cash All of the Outstanding Common Shares
                                       of
                               RSI Holdings, Inc.
                                       by
                              BCM Acquisition Corp.

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase by BCM Acquisition Corp., a South Carolina corporation, dated January 28, 2005 (the "Offer to Purchase"), and the related Letter of Transmittal relating to the shares of common stock, par value $0.01 per share (the "Shares"), of RSI Holdings, Inc., a North Carolina corporation.

This will instruct you to tender the number of Shares indicated below held by you for my account, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.


Account Number:_________________________________________________________

Number of Shares to be Tendered*:_______________________________________

*Unless otherwise indicated it will be assumed that all Shares held by us for your account are to be tendered.


PLEASE SIGN HERE


_____________________________________________________________

_____________________________________________________________


SIGNATURE(S) OF OWNER(S)

Dated:__________________________, 2005

Name(s):_______________________________________________________________________
                                 (PLEASE PRINT)

Capacity (full title):_________________________________________________________

Address:_______________________________________________________________________
                               (INCLUDE ZIP CODE)

Area Code and Telephone No.:___________________________________________________

Tax Identification or Social Security Number(s)________________________________

(If   signature   is   by  a   trustee,   executor,   administrator,   guardian,
attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth full title.)